EXHIBIT 99.1

AutoZone Appoints New Board Member

MEMPHIS, Tenn., May 20, 2019 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE: AZO), today announced the appointment of Michael M. Calbert to the AutoZone Board of Directors.

“The addition of Mike to our Board of Directors will further enhance the depth of experiences and the skill sets represented on our Board,” said Bill Rhodes, AutoZone’s Chairman, President and CEO, Customer Satisfaction. “We are very fortunate to add this exceptional leader to our Board.”

Mike Calbert currently serves as Chairman of the Board of Dollar General (NYSE: DG) and is Lead Director of the Brookshire Grocery Company in Tyler, Texas.

Mike joined Randall's Food Markets beginning in 1994 and served as the Chief Financial Officer from 1997 until it was sold in September 1999. He joined the private equity firm KKR & Co. L.P. (“KKR”) in January 2000 and was directly involved with several KKR portfolio companies until his retirement in January 2014. He led the Retail industry team within KKR’s Private Equity platform prior to his retirement and served as a consultant to KKR from his retirement until June 2015. Mike also previously worked as a certified public accountant and consultant with Arthur Andersen Worldwide from 1985 to 1994, where his primary focus was the retail and consumer industry.

With this addition, AutoZone has 12 board members.

About AutoZone:

As of February 9, 2019, the Company had 5,651 stores in 50 states in the U.S., the District of Columbia and Puerto Rico, 568 stores in Mexico, and 22 stores in Brazil for a total count of 6,241.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each AutoZone store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products.  Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public-sector accounts.  AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com.  Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com and our commercial customers can make purchases through www.autozonepro.com.  AutoZone does not derive revenue from automotive repair or installation.

Contact Information:

Media:                                                                                   Financial:
David McKinney                                                                    Brian Campbell
901-495-7951                                                                        901-495-7005
david.mckinney@autozone.com                                           brian.campbell@autozone.com